Exhibit 99.1

               S & K FAMOUS BRANDS REPORTS FIRST QUARTER EARNINGS

Richmond, VA, May 23, 2003 -- S&K Famous Brands, Inc. (NASDAQ:SKFB; www.skmenswear.com), today announced earnings for the first quarter ended May 3, 2003.


Net income for the quarter was $1,561,000, or $0.63 per diluted share, compared to $1,474,000, or $0.38 per diluted share, in the same period last year. The increase in earnings per share was primarily the result of reduced shares outstanding following the tender offer last year. As previously announced, sales for the first quarter were $42.2 million compared to $41.8 million last year. Same-store sales for the quarter increased 1%.


Stewart M. Kasen, President and Chief Executive Officer, said, "The improvement in first quarter's net income coupled with the 37% reduction in weighted average shares outstanding drove a 66% increase in earnings per share. In light of the difficult retail environment, we are pleased with this early trend in the new year."


S&K Famous Brands, Inc. is a retailer of value-priced menswear operating 234 stores in 27 states reaching from the East Coast to Texas and from Maine to Florida. S&K offers a complete line of men's apparel generally priced 20-40% below department store and specialty store regular prices. For more information, go to our Web site at www.skmenswear.com.


                            (Financial Tables Follow)

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the value-priced men's apparel industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

                                      # # #

                               S & K FAMOUS BRANDS, INC.
                                  STATEMENTS OF INCOME
                                      (unaudited)


($ and shares in 000s, except per share data)                 Three Months Ended
                                                     ---------------------------------
                                                       May 3, 2003       May 4, 2002
                                                     ---------------------------------
Net sales                                                 $42,183           $41,791
Cost of sales.....................................         21,341            21,204
                                                     ---------------------------------
Gross profit......................................         20,842            20,587
                                                     ---------------------------------
Other costs and expenses:
   Selling, general and administrative............         17,469            17,443
   Interest.......................................             94                13
   Depreciation and amortization..................            787               797
   Other income, net..............................            (25)              (43)
                                                     ---------------------------------
Income before income taxes........................          2,517             2,377
Provision for income taxes........................            956               903
                                                     ---------------------------------
Net income........................................       $  1,561          $  1,474
                                                     =================================
Diluted net earnings per share....................         $ 0.63            $ 0.38
                                                     =================================

Weighted average common shares outstanding
   plus dilutive potential common shares..........          2,487             3,927
                                                     =================================

Effective income tax rate.........................           38.0%             38.0%
                                                     =================================

                            CONDENSED BALANCE SHEETS
                                   (unaudited)

($ in 000s)                                     May 3, 2003        May 4, 2002
                                              ---------------    ---------------
Assets:
    Cash and cash equivalents.............         $   519            $ 5,491
    Inventory.............................          55,017             50,339
    Other current assets..................           3,339              3,657
                                              ---------------    ---------------
        Total current assets..............          58,875             59,487
    Property and equipment, net...........          15,555             17,011
    Other assets..........................           7,184              6,792
                                              ---------------    ---------------
                                                   $81,614            $83,290
                                              ===============    ===============
Liabilities and Shareholders' Equity:
    Accounts payable......................         $17,068            $14,691
    Other current liabilities.............           6,275              3,709
                                              ---------------    ---------------
        Total current liabilities.........          23,343             18,400
    Long-term debt........................           8,832             18,079
    Other long-term liabilities...........           1,704              1,609
    Deferred income taxes.................           1,503              1,450
    Shareholders' equity..................          46,232             43,752
                                              ---------------    ---------------
                                                   $81,614            $83,290
                                              ===============    ===============

                                       ###